UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      April 18, 2016

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 18, 2016, AdCare Health Systems, Inc. (the “Company”) received notice from NYSE Regulation, Inc. that it is not in compliance with certain NYSE MKT (the “NYSE MKT”) continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if an issuer has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years), Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if an issuer has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years) and Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if an issuer has reported losses from continuing operations and/or net losses in its five most recent fiscal years) of the NYSE MKT Company Guide (the “Company Guide”) because the Company reported a stockholders’ deficit of $23.8 million as of December 31, 2015 and net losses for the last five (5) fiscal years. As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide and is required to submit a plan by May 18, 2016 advising the NYSE MKT of the actions the Company has taken or will take to regain compliance with the NYSE MKT’s continued listing standards by October 18, 2017.

The Company intends to submit a plan by the May 18, 2016 deadline. The Company’s common stock and 10.875% Series A Cumulative Redeemable Preferred Shares will continue to be listed on the NYSE MKT while the Company seeks to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. If the Company fails to submit a plan or if the Company’s plan is not accepted, then the NYSE MKT may commence delisting procedures. Furthermore, the NYSE MKT may commence delisting procedures, if it deems appropriate, if the Company does not regain compliance by October 18, 2017 or if the Company does not make progress consistent with its plan during the plan period.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 3.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 8.01	Other Events.

The Company is providing the information in this Item 8.01 as an update on certain recent business developments since the Company’s quarterly earnings call held on March 29, 2016.

U.S. Department of Housing and Urban Development Commitment

On March 31, 2016, the Company received a commitment (the “Commitment”) from the U.S. Department of Housing and Urban Development to insure a loan to an affiliate of the Company, in an amount not to exceed $3,736,000 and secured by the Company’s skilled nursing facility located in Georgetown, South Carolina (the “Georgetown Facility”), to refinance existing indebtedness with respect to the Georgetown Facility. The Commitment is subject to, among other things, (i) the execution of a note and security instrument and the effectiveness of a master operator lease in conformity with the terms specified in the Commitment and (ii) the completion of specified repairs with respect to the Georgetown Facility.

Lease of Arkansas Facilities

As previously reported, on February 5, 2016, nine wholly-owned subsidiaries of the Company (each, a “Skyline Lessor”) entered into a Master Lease Agreement (the “Skyline Lease”) pursuant to which each Skyline Lessor agreed to lease one of nine skilled nursing facilities located in Arkansas to Skyline Healthcare LLC or an affiliate thereof. The Skyline Lease commenced on April 1, 2016. For a summary of the terms of the Skyline Lease, see the information set forth in the section titled “Lease of Arkansas Facilities” in Item 1.02 of the Company’s Current Report on Form 8-K filed February 9, 2016.

Roswell Office Purchase Agreement

On April 6, 2016, the Company entered into an agreement with AR Investments, LLC (“Buyer”) whereby the Company agreed to sell one of the Company’s office buildings located in Roswell, Georgia to Buyer for a purchase price of $725,000. The closing of the transaction is subject to customary closing conditions, including Buyer’s ability to obtain a third party first mortgage loan in a principal amount of no less than 80% of the purchase price.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2016	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer